Trecora Resources Announces Definitive Agreement to
Sell Entire Stake in AMAK for $70 million

SUGAR LAND, Texas, October 2, 2019 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and waxes, today announced that it has entered into a definitive share sale and purchase agreement (“Agreement”) with certain existing shareholders of Saudi Arabian closed joint stock company, Al Masane Al Kobra Mining Company (“AMAK”), who will acquire Trecora’s entire equity interest in AMAK. AMAK itself will also participate in this transaction through its share repurchase authorization program. Under the terms of the Agreement, Trecora will sell its 33.3% equity interests in AMAK for $70 million. Trecora expects to receive net proceeds of approximately $60 million in cash, net of both US and Saudi taxes, as well as transaction expenses. The consideration will be payable in US Dollars.

This transaction, which has no financing conditions, is subject to government approvals and closing conditions, and is targeted to close in the fourth quarter 2019, assuming receipt of all necessary government approvals. Trecora has received a 5% non-refundable deposit of $3.5 million from the purchasers.

“We are pleased to achieve this important strategic milestone and fulfill our longstanding commitment to deliver significant shareholder value, through the sale of our AMAK ownership. AMAK has been a meaningful but non-core asset for many years. Over the past two years, AMAK has accomplished significant operational restructuring and upgrades thus greatly enhancing its value, and allowing for a transaction that we believe achieves a good outcome for all shareholders,” said Pat Quarles, Trecora’s President and Chief Executive Officer.

Sami Ahmad, Trecora's Chief Financial Officer stated, “Trecora intends to use the proceeds from the transaction in accordance with its disciplined capital allocation strategy. The approximately $60 million of net proceeds to be received will allow us to accelerate debt reduction thus substantially strengthening our balance sheet. Additionally, we are exploring options to use remaining proceeds to fund share repurchases, targeted growth opportunities as well as general corporate purposes.”

Mr. Quarles concluded, “Our priorities to deliver improved results and enhanced shareholder return remains unchanged: improved safety performance, reliable operations, productivity improvements and capturing additional value from our commercial activities. The completion of this transaction will enable us to fully focus on our operating businesses with a stronger balance sheet and greater financial flexibility. In addition, the Company will now have more opportunities to maximize both growth and long-term shareholder value. Trecora will provide an update on the transaction during the third quarter 2019 earnings call, which is expected to be held in early November.”

In connection with the transaction, Citi acted as financial advisors to Trecora and Baker & McKenzie LLP acted as legal counsel.

Forward-Looking Statements

Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's financial position, business strategy and plans and objectives of the Company's management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as "outlook," "may," "will," "should," "could," "expects," "plans," "anticipates," "contemplates," "proposes," "believes," "estimates," "predicts," "projects," "potential," "continue," "intend," “target” or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions, including, but not limited to: expectations regarding the consummation of the sale transaction and the use of proceeds therefrom, including the realization of expected benefits to the Company from the application of such proceeds.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. Such risks, uncertainties and factors include, but are not limited to: general economic conditions domestically and internationally; insufficient cash flows from operating activities; difficulties in obtaining financing on favorable conditions, or at all; outstanding debt and other financial and legal obligations; lawsuits; competition; industry cycles; feedstock, product and mineral prices; feedstock availability; technological developments; regulatory changes; environmental matters; foreign government instability; foreign legal and political concepts; foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission (the "SEC"). There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this press release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 33.3% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jason Finkelstein
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

1